Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Cosmo Communications Corporation

We hereby consent to the use of our report dated June 3, 2005, except for Note 3, as to which the date is June 26, 2006, relating to the consolidated financial statements of Cosmo Communications Corporation as of March 31, 2005 and 2004, and for each of the years then ended, which appears in the Annual Report on Form 10-K of Cosmo Communications Corporation for the year ended March 31, 2006.

/s/ SF Partnership, LLP
Toronto, Canada
August 4, 2006